Exhibit 23(a)


                      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

               As independent public accountants, we hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the registration statement on Form S-8 filed by MDU Resources Group, Inc. with the Securities and Exchange Commission (Registration No. 333-06105) of our report dated January 22, 1998 incorporated by reference in the MDU Resources Group, Inc. Annual Report on Form 10-K for the year ended December 31, 1997 and our report dated March 18, 1998 incorporated by reference in the Annual Report on Form 11-K of the MDU Resources Group, Inc. Tax Deferred Compensation Savings Plan for the year ended December 31, 1997 and to all references to our Firm included in this Post-Effective Amendment No. 1 to such registration statement.


                                       ARTHUR ANDERSEN LLP.



          July 13, 1998
          Minneapolis, Minnesota